                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934




          Date of report (Date of earliest event reported) May 27, 1999
                                                           ------------

                               Penton Media, Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



     Delaware                         1-14337                   36-2875386
--------------------------------------------------------------------------------
(State or Other                    (Commission                 (IRS Employer
jurisdiction of incorporation)     File Number)              Identification No.)



1100 Superior Avenue, Cleveland, Ohio
--------------------------------------------------------------------------------
(Address of principal executive offices)


Registrant's telephone number, including area code   (216)  696-7000
                                                  ------------------------------


                                 Not Applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 2.   ACQUISITION OF ASSETS.
          ----------------------

         On May 27, 1999, pursuant to an Asset Purchase Agreement, dated as of May 18, 1999, by and among Penton Media, Inc., a Delaware corporation ("Penton"), New Hope Communications, Inc., a Colorado corporation ("New Hope"), and R. Douglas Greene, Penton acquired substantially all of the assets of New Hope Natural Media, a division of New Hope.

         In full consideration for the transfer of the assets, Penton agreed to pay a total purchase price of up to $97 million to New Hope. The purchase price was comprised of (a) $41 million in cash and $41 million of Penton common stock, both of which were paid at the closing on May 27, 1999, and (b) a contingent payment of up to $15 million to be paid half in cash and half in stock, if earned, based on the performance of the New Hope business for the fiscal years 1999, 2000 and 2001.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.
          ----------------------------------

         (a)       Financial statements of business acquired.

                  (1) Audited financial statements of New Hope Natural Media (a division of New Hope Communications, Inc.) as of December 31, 1998, and for the year then ended are included in this report.


         (b)       Pro forma financial information.

                  (1) Pro forma consolidated financial information for Penton and New Hope Natural Media consisting of a pro forma consolidated balance sheet as of March 31,1999 and pro forma consolidated statements of income for the three months ended March 31, 1999 and the year ended
                       December 31, 1998 are included in this report.

         (c)       Exhibits.

                  (2) Asset Purchase Agreement, dated as of May 18, 1999, by and among Penton Media, Inc., New Hope Communications, Inc. and R. Douglas Greene.

                  (23)  Consent of Independent Auditors

PENTON MEDIA, INC.
INDEX TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


                                                                                                 Page
                                                                                                 ----
NEW HOPE NATURAL MEDIA (A DIVISION OF NEW HOPE COMMUNICATIONS, INC.):
         Independent Auditors' Report                                                            F-3
         Balance Sheets - December 31, 1998 and March 31, 1999 (Unaudited)                       F-4
         Statements of Operations and Owner's Equity (Deficit)
                  for the year ended December 31, 1998 and for the
                  three months ended March 31, 1999 and 1998 (Unaudited)                         F-5
         Statements of Cash Flows for the year ended December 31, 1998 and for
                  the three months ended March 31, 1999 and 1998 (Unaudited)                     F-6
         Notes to Financial Statements                                                           F-7

PENTON MEDIA, INC. PRO FORMA - (UNAUDITED)
         Consolidated Balance Sheet as of March 31, 1999                                        F-11
         Consolidated Statement of Operations for the three
                  month period ended March 31, 1999 and for the year
                  ended December 31, 1998                                                       F-13

                             NEW HOPE NATURAL MEDIA
                 (A Division of New Hope Communications, Inc.)

                              Financial Statements

                                December 31, 1998

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors
New Hope Communications, Inc.:

We have audited the accompanying balance sheet of New Hope Natural Media (a division of New Hope Communications, Inc.) as of December 31, 1998, and the related statements of operations and owner's deficit, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Hope Natural Media as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.


                                                     /s/ KPMG LLP

Boulder, Colorado
July 28, 1999

                             NEW HOPE NATURAL MEDIA
                 (A Division of New Hope Communications, Inc.)

                                 Balance Sheets



                                                                                DECEMBER 31,          MARCH 31,
                              ASSETS                                                1998                 1999
                                                                             -------------------  -------------------
                                                                                                     (unaudited)

Current assets:
    Cash and cash equivalents                                             $             428,007              890,618
    Receivables:
       Trade, net of allowance of $569,213 and $638,780,
         respectively                                                                 3,455,426            3,977,127
       Employees                                                                         16,869               13,569
                                                                             -------------------  -------------------

                                                                                      3,472,295            3,990,696

    Prepaid expenses and other                                                          272,164              226,150
                                                                             -------------------  -------------------

            Total current assets                                                      4,172,466            5,107,464

Equipment and leasehold improvements, net (note 2)                                    1,190,054            1,195,896
Other assets                                                                              1,022                  766
                                                                             -------------------  -------------------

            Total assets                                                  $           5,363,542            6,304,126
                                                                             ===================  ===================

                LIABILITIES AND OWNER'S EQUITY (DEFICIT)

Current liabilities:
    Accounts payable and accrued expenses                                 $           1,141,735            1,294,888
    Deferred revenue                                                                  6,843,258            1,053,930
    Deferred rent concessions                                                           195,010              312,016
    Current portion of obligations under capital leases (note 3)                         23,638               14,387
                                                                             -------------------  -------------------

            Total current liabilities                                                 8,203,641            2,675,221

Obligations under capital leases, less current portion (note 3)                          44,826               37,286
                                                                             -------------------  -------------------

            Total liabilities                                                         8,248,467            2,712,507

Owner's equity (deficit)                                                             (2,884,925)           3,591,619
                                                                             -------------------  -------------------

Commitments and contingencies (notes 3, 4, and 5)

            Total liabilities and owner's equity (deficit)                $           5,363,542            6,304,126
                                                                             ===================  ===================


See accompanying notes to financial statements.

                             NEW HOPE NATURAL MEDIA
                 (A Division of New Hope Communications, Inc.)

             Statements of Operations and Owner's Equity (Deficit)


                                                                                      THREE MONTHS ENDED
                                                            YEAR ENDED                     MARCH 31,
                                                           DECEMBER 31,     ----------------------------------------
                                                              1998                 1999                 1998
                                                       -------------------  -------------------   ------------------
                                                                                          (unaudited)

Revenue:
    Advertising                                     $          13,364,438            4,520,774            3,510,191
    Trade shows                                                11,025,935            8,058,566            6,790,069
    Retail sales                                                2,304,074              638,083              454,339
    Other                                                         329,290              224,324              137,904
                                                       -------------------  -------------------   ------------------

            Total revenue                                      27,023,737           13,441,747           10,892,503
                                                       -------------------  -------------------   ------------------

Operating expenses:
    General and administrative                                  5,653,823            1,707,832              967,468
    Selling                                                     5,668,731            1,219,704            1,271,388
    Production                                                  3,905,397            1,223,929              876,146
    Editorial                                                   3,274,594              831,424              719,141
    Circulation                                                 1,799,948              424,432              280,988
    Trade show management                                       1,856,194              902,550              781,839
    Depreciation and amortization                                 423,671              101,890               93,289
    Provision for uncollectible accounts
       receivable                                                 360,808               76,242                7,025
    Other                                                         205,252              124,458               87,962
                                                       -------------------  -------------------   ------------------

            Total operating expenses                           23,148,418            6,612,461            5,085,246
                                                       -------------------  -------------------   ------------------

            Operating income                                    3,875,319            6,829,286            5,807,257

Other income (expense):
    Interest expense                                               (9,777)                (157)              (1,156)
    Other                                                           6,835                8,731                2,222
                                                       -------------------  -------------------   ------------------

            Net earnings                                        3,872,377            6,837,860            5,808,323

Owner's deficit at beginning of period                           (700,273)          (2,884,925)          (1,200,273)

Distributions to owner                                         (6,057,029)            (361,316)          (2,741,955)
                                                       -------------------  -------------------   ------------------

Owner's equity (deficit) at end of period           $          (2,884,925)           3,591,619            1,866,095
                                                       ===================  ===================   ==================

Pro forma information:
    Historical net earnings                         $           3,872,377            6,837,860            5,808,323
    Pro forma adjustment for income taxes                      (1,549,000)          (2,735,000)          (2,323,000)
                                                       -------------------  -------------------   ------------------

            Pro forma net earnings                  $           2,323,377            4,102,860            3,485,323
                                                       ===================  ===================   ==================


See accompanying notes to financial statements.

                             NEW HOPE NATURAL MEDIA
                 (A Division of New Hope Communications, Inc.)


                            Statements of Cash Flows


                                                                                             THREE MONTHS ENDED
                                                                     YEAR ENDED                    MARCH 31,
                                                                    DECEMBER 31,     -------------------------------------
                                                                       1998                1999                1998
                                                                 -----------------   -----------------   -----------------
                                                                                                  (unaudited)

Cash flows from operating activities:
    Net earnings                                              $         3,872,377           6,837,860           5,808,323
    Adjustments to reconcile net earnings to net cash
       provided by operating activities:
         Depreciation and amortization                                    423,671             101,890              93,289
         Provision for uncollectible accounts receivable                  360,808              76,242               7,025
         Changes in operating assets and liabilities:
            Receivables                                                  (560,372)           (597,943)            319,828
            Prepaid expenses and other                                   (105,845)             46,014                (441)
            Accounts payable and accrued expenses                        (800,484)            153,153          (1,137,189)
            Deferred revenue                                            1,410,094          (5,789,328)         (3,801,507)
            Deferred rent concessions                                     195,010             117,006              --
                                                                 -----------------   -----------------   -----------------

               Net cash provided by operating activities                4,795,259             944,894           1,289,328
                                                                 -----------------   -----------------   -----------------

Cash flows from investing activities:
    Increase in notes receivable from affiliates                           (6,019)             --                  --
    Payments received on notes receivable from
       affiliates                                                           1,150               3,300              --
    Purchase of equipment and leasehold improvements                     (597,229)           (107,732)           (139,169)
    Other                                                                   1,021                 256                 255
                                                                 -----------------   -----------------   -----------------

               Net cash used by investing activities                     (601,077)           (104,176)           (138,914)
                                                                 -----------------   -----------------   -----------------

Cash flows from financing activities:
    Payments on capital lease obligations                                 (68,980)            (16,791)            (15,678)
    Distributions to owner                                             (6,057,029)           (361,316)         (2,741,955)
                                                                 -----------------   -----------------   -----------------

               Net cash used by financing activities                   (6,126,009)           (378,107)         (2,757,633)
                                                                 -----------------   -----------------   -----------------

               Increase (decrease) in cash and cash
                  equivalents                                          (1,931,827)            462,611          (1,607,219)

Cash and cash equivalents, beginning of period                          2,359,834             428,007           2,359,834
                                                                 -----------------   -----------------   -----------------

Cash and cash equivalents, end of period                      $           428,007             890,618             752,615
                                                                 =================   =================   =================

Supplemental disclosure of cash flow information -
    cash payments for interest                                $             9,444                 157               1,006
                                                                 =================   =================   =================

Noncash investing and financing activities:
    Acquisition of property and equipment under capital
         lease obligation                                     $            68,404              --                  --
                                                                 =================   =================   =================

    Note payable issued to shareholder
         for retention of cash                                $            --                 500,000              --
                                                                 =================   =================   =================


See accompanying notes to financial statements.

                             NEW HOPE NATURAL MEDIA
                 (A Division of New Hope Communications, Inc.)

                          Notes to Financial Statements

                December 31, 1998 and March 31, 1999 (unaudited)




(1)    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       (a)    BUSINESS AND BASIS OF PRESENTATION

              New Hope Communications, Inc. (New Hope or the Company) was incorporated in 1980. Effective May 27, 1999, Penton Media, Inc. (Penton) entered into an Asset Purchase Agreement (the Agreement) with New Hope to purchase substantially all of the net assets of the Company's publishing and trade show businesses, which operate primarily in the natural foods industry (New Hope Natural Media or the Division). New Hope retained its local newspaper and theater operations. The accompanying financial statements include the assets, liabilities and operations of the Division, assuming that the Division had been operated separately as of January 1, 1998 and thereafter.

              The accompanying unaudited financial information as of March 31, 1999 and for the three-month periods ended March 31, 1999 and 1998 has been prepared in accordance with generally accepted accounting principles for interim financial information. All significant adjustments, consisting of only normal and recurring adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the three months ended March 31, 1999 and 1998 have been included. Operating results for the three-month period ending March 31, 1999 are not necessarily indicative of the results that may be expected for the full year.

              The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

       (b)    CASH EQUIVALENTS

              The Division considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

       (c)    EQUIPMENT AND LEASEHOLD IMPROVEMENTS

              Equipment and leasehold improvements, including equipment acquired under capital leases, are recorded at cost. Depreciation and amortization is calculated using the straight-line method over the estimated useful lives of the assets or the lease term for leasehold improvements, whichever is less, which range from 3 to 7 years for equipment. Repairs and maintenance are charged to operations and major improvements are capitalized.

       (d)    REVENUE RECOGNITION

              Advertising revenue is recognized upon publication of magazines including the advertisement. Advance deposits received from customers for exhibit space and attendance at trade shows sponsored by the Division are deferred until the trade show occurs, at which time such amounts are recognized as revenue.

                             NEW HOPE NATURAL MEDIA
                 (A Division of New Hope Communications, Inc.)

                          Notes to Financial Statements

                December 31, 1998 and March 31, 1999 (unaudited)



       (e)    INCOME TAXES

              The operations of the Division are included in the income returns of New Hope, which has elected S corporation status for income tax purposes. Accordingly, the results of operations of the Company and the Division were included in the individual income tax returns of the shareholders of New Hope, and no provision for income taxes has been included in the accompanying financial statements of the Division. However, pro forma information has been included in the accompanying statement of operations to reflect a pro forma adjustment for income tax expense as if the Division had been a separate taxable entity subject to federal and state income taxes for all periods presented.

       (f)    CONCENTRATION OF CREDIT RISK AND FINANCIAL INSTRUMENTS

              Financial instruments that potentially subject the Division to concentrations of credit risk consist primarily of cash and cash equivalents, accounts receivable and accounts payable. As of December 31, 1998 and March 31, 1999, the Division had no concentrations of credit risk. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Division's customer base and the relatively minor balances of each individual account. At December 31, 1998 and March 31, 1999, the fair value of the Division's financial instruments approximate their carrying value, based on their terms and interest rates.

(2)    EQUIPMENT AND LEASEHOLD IMPROVEMENTS

       Equipment and leasehold improvements are comprised of the following:

                                                                          DECEMBER 31,             MARCH 31,
                                                                              1998                   1999
                                                                       --------------------   --------------------
                                                                                                  (unaudited)

          Computer equipment                                       $         2,221,479              2,249,985
          Office furniture, machinery and equipment                            756,642                756,642
          Software and other                                                   325,247                404,216
          Leasehold improvements                                                29,106                 29,106
                                                                       --------------------   --------------------

                                                                             3,332,474              3,439,949

          Less accumulated depreciation and amortization                    (2,142,420)            (2,244,053)
                                                                       --------------------   --------------------

                                                                   $         1,190,054              1,195,896
                                                                       ====================   ====================

                                                                     (Continued)
                                      F-8

                             NEW HOPE NATURAL MEDIA
                 (A Division of New Hope Communications, Inc.)

                          Notes to Financial Statements

                December 31, 1998 and March 31, 1999 (unaudited)

(3)    LEASES AND RELATED PARTY TRANSACTIONS

       The Division rents its operating and other facilities under leases with the Chief Executive Officer and majority stockholder of New Hope. A summary of these lease commitments is as follows:

                                                              BUILDING              BUILDING             BUILDING
                                                          ------------------    -----------------    -----------------

        Expiration date                                     July 1, 2011          July 1, 2011        June 30, 2000

        Monthly payments                               $        13,175                 7,180               4,000
        Rent paid during the year ended
            December 31, 1998                          $       158,100                86,160              48,000

       The Division also leases equipment under other operating and capital lease agreements. Future minimum rental payments required under all related party and third-party operating and capital leases as of December 31, 1998 are as follows:

                                                                          CAPITAL LEASES      OPERATING LEASES
                                                                         -----------------    -----------------

               1999                                                   $         28,665               662,027
               2000                                                             20,119               694,526
               2001                                                             20,119               615,996
               2002                                                              9,461               604,332
               2003 and thereafter                                                  --             2,459,607
                                                                         -----------------    -----------------

                   Future minimum lease payments                                78,364    $        5,036,488
                                                                                              =================

               Less amount representing interest                                (9,900)
                                                                         -----------------

                   Present value of minimum lease payments                      68,464

               Less current portion                                            (23,638)
                                                                         -----------------

                                                                      $         44,826
                                                                         =================

                                                                     (Continued)
                                      F-9

                             NEW HOPE NATURAL MEDIA
                 (A Division of New Hope Communications, Inc.)

                          Notes to Financial Statements

                December 31, 1998 and March 31, 1999 (unaudited)

       Total rent expense, including month-to-month rentals, for the year ended December 31, 1998 and the three months ended March 31, 1999 and 1998 was $719,864, $262,534 and $109,218, respectively.

       The following is a summary of the net book value of equipment owned under capital leases at December 31, 1998:

                            Cost of equipment                                $        845,803
                            Less accumulated depreciation                            (726,565)
                                                                                 ------------------

                                   Net book value                            $        119,238
                                                                                 ==================

(4)    RETIREMENT PLAN

       The Division's employees participated in New Hope's retirement plan, which was established under the requirements of Internal Revenue Code
       Section 401(k). Employees could make voluntary contributions and the Division and New Hope, at the discretion of the Board of Directors of New Hope, could match a percentage of the employees' contribution. There were no employer contributions to the Plan for the year ended December 31, 1998 or for the three months ended March 31, 1999 and 1998.

(5)    YEAR 2000 ISSUES (UNAUDITED)

       The Company has initiated a plan (Plan) to identify, asses and remediate "Year 2000" issues within each of its significant computer systems and applications. The Plan is addressing the issue of computer systems being unable to distinguish between the year 1900 and the year 2000, if a program uses only two digits rather than four to define the applicable year. Systems which have been determined not to be Year 2000 compliant are being either replaced or reprogrammed, and thereafter tested for Year 2000 compliance. The Plan anticipates compliance by September 1, 1999. The Company is also in the process of identifying and contacting critical suppliers whose computerized systems are used by the Company and the Division, regarding their plans and progress in addressing their Year 2000 issues. The Company has received varying information from such third parties on the state of compliance or expected compliance.

       The failure to correct a material Year 2000 problem could result in an interruption in, or a failure of, certain normal business activities or operations. Such failures could materially and adversely affect the Company's and the Division's operations, liquidity and financial condition. Due to the general uncertainty inherent in the Year 2000 problem, resulting in part from the uncertainty of the Year 2000 readiness of third-party suppliers, the Company and the Division are unable to determine at this time whether the consequences of Year 2000 failures will have a material impact on the Company's and the Division's operations, liquidity or financial condition.

PENTON MEDIA, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
MARCH 31, 1999
--------------------------------------------------------------------------------
(Unaudited)


The following unaudited pro forma consolidated balance sheet is presented as if the following had occurred on March 31, 1999: (i) the Company's acquisition of New Hope Natural Media in May 1999; (ii) the acquisition of Jon Peddie Associates in May 1999; (iii) the addition of $15 million in term B loans in April 1999; (iv) the sale by the Company of 6,430,000 common shares completed in May 1999, and (v) the elimination of deferred finance fees related to the extinguishment of part of the outstanding senior debt. This pro forma consolidated balance sheet should be read in conjunction with the pro forma consolidated statement of income of the Company presented herein and the historical consolidated financial statements and notes thereto of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1998 and its report on Form 10-Q for the quarterly period ended March 31, 1999.

All purchase price allocations for the Donohue/Meehan Publishing Company acquisition (August 1998), the Mecklermedia Corporation acquisition (November
1998), the Jon Peddie Associates acquisition (May 1999), the MFG Publishing Inc. acquisition (February 1999) and the New Hope Natural Media acquisition (May
1999), are treated as purchase transactions, are preliminary in nature and are subject to change within the twelve months following each acquisition based on refinements as actual data becomes available.

The unaudited pro forma consolidated balance sheet does not purport to represent what the actual financial position of the Company would have been at March 31, 1999, nor does it purport to represent the future financial position of the Company.

At June 30, 1999, upon the initial public offering of internet.com at $14.00 per share, the Company utilized mark to market accounting to record its investment at the market value on that date. The Company increased its investment by $61.0 million and recorded a corresponding increase to deferred taxes of $24.4 million, and equity of $36.6 million. In July 1999, the Company sold 510,000 shares of internet.com stock as part of internet.com's offering overallotment option.

PENTON MEDIA, INC.
PRO FORMA CONSOLIDATED BALANCE SHEET
MARCH 31, 1999
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------
(Unaudited)

                                                                      Pro Forma Adjustments (unaudited)
                                                      -----------------------------------------------------------
                                                             (a)
                                                      -----------------------------------------------------------
                                                           COMMON                                                         COMPANY
                                             COMPANY        STOCK      NEW HOPE       JON PEDDIE       PRO FORMA         PRO FORMA
                                           HISTORICAL     OFFERING   NATURAL MEDIA     ASSOCIATES      ADJUSTMENTS       (Unaudited)
                                           ---------- ------------- --------------- -------------- ---------------    --------------
ASSETS
Current assets:
 Cash                                        $ 5,805      $ 39,322           $ 891            $ -       $ (41,000)(b)      $ 18,918
                                                                                                           15,000 (c)
                                                                                                           (1,100)(g)
 Accounts and notes receivable, net           37,199                         3,991             33                            41,223
 Inventories                                   2,926                             -                                            2,926
 Deferred tax assets                          13,207                             -                                           13,207
 Prepayments, deposits and other               8,616                           226                                            8,842
                                          ---------- ------------- --------------- -------------- ---------------    --------------
  Total current assets                        67,753        39,322           5,108             33         (27,100)           85,116

Property, plant and equipment, net            27,987                         1,196             86               -            29,269

Other assets
 Goodwill, net                               336,368                             -              -          72,482 (d)       409,841
                                                                                                              991 (g)
 Other intangibles, net                       45,689                             -                          6,176 (d)        48,272
                                                                                                           (3,593)(h)
 Investment in joint venture                   4,472                             -                                            4,472
 Other                                           134                                                                            134
                                          ---------- ------------- --------------- -------------- ---------------    --------------
  Total assets                             $ 482,403      $ 39,322         $ 6,304          $ 119        $ 48,956         $ 577,104
                                          ========== ============= =============== ============== ===============    ==============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Senior debt facility                       $ 11,250                                                                       $ 11,250
 Revolving credit facility                    19,000                                                                         19,000
 Notes payable                                     -                                                                              -
 Accounts payable                             11,932                         1,295             10                            13,237
 Accrued compensation and benefits             6,714                             -                                            6,714
 Other accrued expenses                       14,492             -             326                            250 (e)        15,068
 Unearned income                              25,758                         1,054                                           26,812
                                          ---------- ------------- --------------- -------------- ---------------    --------------
  Total current liabilities                   89,146             -           2,675             10             250            92,081

Long-term liabilities and deferred credits
 Senior debt facility                        285,938       (79,322)                                        15,000 (c)       221,616
 Net deferred pension credits                 18,007                                                                         18,007
 Deferred taxes                                5,313                                                                          5,313
 Other                                           742                            37                                              779
                                          ---------- ------------- --------------- -------------- ---------------    --------------
  Total liabilities                          399,146       (79,322)          2,712             10          15,250           337,796

Stockholders' equity
 Preferred stock                                   -                                                                              -
 Common stock                                    228            64               -                             21 (b)           313
 Capital in excess of par value               55,050       118,580               -                         40,979 (b)       214,609
 Retained earnings                            28,743                         3,592            109          (3,701)(f)        25,150
                                                                                                           (3,593)(h)
 Other comprehensive income                     (764)                                                                          (764)
                                          ---------- ------------- --------------- -------------- ---------------    --------------
  Total stockholders' equity                  83,257       118,644           3,592            109          33,706           239,308
                                          ---------- ------------- --------------- -------------- ---------------    --------------
    Total liabilities and stockholders'
      equity                               $ 482,403      $ 39,322         $ 6,304          $ 119        $ 48,956         $ 577,104
                                          ========== ============= =============== ============== ===============    ==============

PENTON MEDIA, INC.
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1999
AND FOR THE YEAR ENDED DECEMBER 31, 1998
--------------------------------------------------------------------------------
(Unaudited)

The unaudited pro forma consolidated statement of income for the three month period ended March 31, 1999 is presented as if each of the following transactions had occurred on January 1, 1999: (i) the sale by Penton of 6,430,000 common shares in May 1999; (ii) the acquisition of New Hope Natural Media on May 27, 1999; (iii) the acquisition of MFG Publishing Inc., on February 28, 1999 and (iv) the addition of $15 million in term B loans in April 1999.

The unaudited pro forma consolidated statement of income for the year ended December 31, 1998 is presented as if each of the following transactions had occurred on January 1, 1998: (i) the Donohue/Meehan Publishing Company acquisition, which was completed on August 7, 1998; (ii) the issuance of 1,541,638 shares of common stock for the acquisition of the Donohue/Meehan Publishing Company; (iii) the acquisition of Mecklermedia Corporation on November 24, 1998; (iv) the sale of an 80.1% interest in internet.com to Alan M. Meckler on November 24, 1998; (v) the sale by Penton of 6,430,000 common shares in May 1999; (vi) the acquisition of New Hope Natural Media on May 27, 1999;
(vii) the acquisition of MFG Publishing Inc. on February 28, 1999; (viii) the addition of $15 million in term B loans in April 1999 and (ix) other adjustments required to reflect the combined results of operations of Penton as a separate public company.

The acquisition of Jon Peddie Associates in May 1999 has not been reflected in the unaudited pro forma consolidated statements of income as the impact of the transaction is immaterial to such information.

The following pro forma information is based upon the historical consolidated results of operations of the Company for the three month period ended March 31, 1999 and the year ended December 31, 1998, giving effect to the transactions described above. The pro forma consolidated statements of income should be read in conjunction with the pro forma consolidated balance sheet of the Company presented herein and the historical consolidated financial statements and notes thereto of the Company included in its Annual Report on Form 10-K for the year ended December 31, 1998 and its report on Form 10-Q for the quarterly period ended March 31, 1999.

The unaudited pro forma consolidated statements of income are not necessarily indicative of what the actual results of operations of the Company would have been assuming the transactions had been completed as set forth above, nor do they purport to represent the company's results of operations for future periods.

PENTON MEDIA, INC.
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1999
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------
(Unaudited)

                                                                        NEW HOPE                               COMPANY
                                                      PENTON          NATURAL MEDIA        PRO FORMA          PRO FORMA
                                                    HISTORICAL         HISTORICAL         ADJUSTMENTS        (UNAUDITED)
                                                  ---------------    ---------------     --------------    ----------------
REVENUES                                          $       58,296     $       13,442      $         219 (n) $        71,957
                                                  ---------------    ---------------                       ----------------

OPERATING EXPENSES:
  Editorial, production and circulation                   27,141              3,583                139 (n)          30,863
  Selling, general and administrative                     26,230              2,928                 76 (n)          29,234
  Depreciation and amortization                            7,233                102                 34 (q)           8,181
                                                                                                     2 (o)
                                                                                                  (138)(l)
                                                                                                   948 (p)
                                                  ---------------    ---------------                       ----------------
                                                          60,604              6,613                                 68,278
                                                  ---------------    ---------------                       ----------------

OPERATING INCOME (Loss)                                   (2,308)             6,829                                  3,679

OTHER INCOME (EXPENSE):
  Interest expense                                        (6,384)                 -              1,607 (m)          (4,777)

  Miscellaneous, net                                          36                  9                                     45
                                                  ---------------    ---------------                       ----------------
                                                          (6,348)                 9                                 (4,732)
                                                  ---------------    ---------------                       ----------------

INCOME (LOSS) BEFORE TAXES                                (8,656)             6,838                                 (1,053)

PROVISION FOR (BENEFIT FROM) INCOME TAXES                 (5,820)             2,735                306 (r)          (2,779)

                                                  ---------------    ---------------                       ----------------
NET INCOME (LOSS)                                 $       (2,836)    $        4,103                        $         1,726
                                                  ===============    ===============                       ================


PER SHARE DATA:
  Earnings per share-basic and diluted:
   Net income (loss)                              $        (0.12)                                          $          0.06
                                                  ===============                                          ================

AVERAGE NUMBER OF SHARES OUTSTANDING                      22,782                                                    31,314 (s)
                                                  ===============                                          ================

PENTON MEDIA, INC.
PRO FORMA CONSOLIDATED STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 1998
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
--------------------------------------------------------------------------------
(Unaudited)

                                                    DONOHUE/MEEHAN
                                                      PUBLISHING    MECKLERMEDIA     NEW HOPE        MFG
                                            PENTON      COMPANY      CORPORATION  NATURAL MEDIA  PUBLISHING INC.
                                          HISTORICAL 1/1/98-8/7/98 1/1/98-11/24/98  HISTORICAL   HISTORICAL(n)
                                          ---------- ------------- --------------- ----------- --------------
REVENUES                                  $ 233,118  $      5,892  $       63,217  $   27,024  $       1,208


                                          ---------- ------------- --------------- ----------- --------------

OPERATING EXPENSES:
  Editorial, production and circulation       101,793         1,748          34,029      11,402            553



  Selling, general and administrative          93,886         1,690          10,004      11,323            425





  Depreciation and amortization                10,720            50           3,933         424              -







                                          ---------- ------------- --------------- ----------- --------------
                                            206,399         3,488          47,966      23,149            978
                                          ---------- ------------- --------------- ----------- --------------

OPERATING INCOME                             26,719         2,404          15,251       3,875            230

OTHER INCOME (EXPENSE):
  Interest expense                           (5,558)          (15)              -         (10)




  Miscellaneous, net                         (1,028)           37           2,502           7
                                          ---------- ------------- --------------- ----------- --------------
                                             (6,586)           22           2,502          (3)             -
                                          ---------- ------------- --------------- ----------- --------------

INCOME BEFORE TAXES                          20,133         2,426          17,753       3,872            230

PROVISION FOR (BENEFIT FROM) INCOME TAXES     9,243             -           6,795       1,549             92

                                          ---------- ------------- --------------- ----------- --------------
NET INCOME                                $  10,890  $      2,426  $       10,958  $    2,323  $         138
                                          ========== ============= =============== =========== ==============


PER SHARE DATA:
  Earnings per share-basic and diluted:
    Net income                            $    0.50
                                          =========

AVERAGE NUMBER OF SHARES OUTSTANDING         21,882
                                          =========

                                                                             COMPANY
                                                  PRO FORMA                 PRO FORMA
                                                 ADJUSTMENTS               (UNAUDITED)
                                            -----------------         -----------------
REVENUES                                    $            970  (a)     $        332,066
                                                       4,181  (b)
                                                      (3,544) (c)
                                                                      -----------------

OPERATING EXPENSES:
  Editorial, production and circulation                  727  (a)              149,209
                                                       1,028  (b)
                                                      (2,071) (c)

  Selling, general and administrative                    160  (a)              114,871
                                                         397  (b)
                                                      (2,502) (c)
                                                         900  (d)
                                                      (1,412) (e)

  Depreciation and amortization                         (505) (c)               34,722
                                                         473  (f)
                                                      14,174  (g)
                                                       2,072  (h)
                                                        (553) (l)
                                                           9  (o)
                                                       3,791  (p)
                                                         134  (q)
                                                                      -----------------
                                                                               298,802
                                                                      -----------------

OPERATING INCOME                                                                33,264

OTHER INCOME (EXPENSE):
  Interest expense                                      (341) (i)              (17,859)
                                                     (24,278) (j)
                                                       5,914  (k)
                                                       6,429  (m)

  Miscellaneous, net                                       6  (b)                1,524
                                                                      -----------------
                                                                               (16,335)
                                                                      -----------------

INCOME BEFORE TAXES                                                             16,929

PROVISION FOR (BENEFIT FROM) INCOME TAXES             (5,189) (r)               12,490

                                                                      -----------------
NET INCOME                                                            $          4,439
                                                                      =================


PER SHARE DATA:
  Earnings per share-basic and diluted:
    Net income                                                        $           0.14
                                                                      =================

AVERAGE NUMBER OF SHARES OUTSTANDING                                            31,314 (s)
                                                                      =================

PENTON MEDIA, INC.
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------


PRO FORMA ADJUSTMENTS:

Balance Sheet Adjustments:

(a) Represents the sale by the Company of 6,430,000 common shares completed in May 1999 and the use of proceeds thereof. The net proceeds to the Company, after underwriting discounts and offering costs, were approximately $118.6 million and were used to repay borrowings under the senior debt facility and for the acquisition of New Hope Natural Media.

(b) On May 27, 1999, the Company paid $41 million in cash and $41 million of Penton common stock for the acquisition of New Hope Natural Media.

(c)  Reflects the addition of $15 million in term B loans in April 1999.

(d) Reflects the excess of the purchase price for New Hope Natural Media over the fair market value of net assets purchased.

(e) The pro forma adjustment reflects a reserve for preacquisition contingencies and acquisition-related costs for New Hope Natural Media.

(f) The pro forma adjustment reflects the elimination of New Hope Natural Media and Jon Peddie Associates retained earnings.

(g) In May 1999, the Company paid $1.1 million in cash for the acquisition of Jon Peddie Associates which was principally reflected as the excess of the purchase price over the fair market value of net assets purchased.

(h) Reflects the elimination of deferred finance fees related to the extinguishment of part of the senior debt with the proceeds from the offering completed in May 1999.

Statement of Income Adjustments:

(a) Mecklermedia Corporation acquired Boardwatch on May 15, 1998. Reflects the operations of Boardwatch from January 1, 1998 to May 15, 1998.

(b) Mecklermedia Corporation acquired One, Inc. on May 15, 1998. Reflects the operations of One, Inc. from January 1, 1998 to May 15, 1998.

(c) Penton sold 80.1% of internet.com on November 24, 1998. Eliminates the operations of internet.com from January 1, 1998 to November 24, 1998.

(d) Penton was spun off from Pittway Corporation on August 7, 1998. Reflects estimated additional costs as if Penton had been an independent public company from January 1, 1998 to August 7, 1998.

--------------------------------------------------------------------------------
(e) Penton was spun off from Pittway Corporation on August 7, 1998. Eliminates non-recurring Pittway allocated costs, including Pittway stock appreciation rights held by Penton employees, from January 1, 1998 to August 7, 1998.

(f) Penton acquired Donohue/Meehan Publishing Company on August 7, 1998. Reflects incremental amortization of intangible assets resulting from the acquisition of Donohue/Meehan Publishing Company as if Penton owned Donohue/Meehan Publishing Company from January 1, 1998 to August 7, 1998. Goodwill has been amortized over a period of 40 years and other intangibles have been amortized over periods ranging from 3-15 years.

(g) Penton acquired Mecklermedia Corporation on November 24, 1998. Reflects incremental amortization of intangible assets resulting from the acquisition of Mecklermedia Corporation as if Penton owned Mecklermedia Corporation from January 1, 1998 to November 24, 1998. Goodwill, based on a preliminary purchase price allocation, has been amortized over a period of 20 years and other intangibles have been amortized over periods ranging from 3-15 years.

(h) The $300 million credit agreement became effective on November 24, 1998. Reflects incremental amortization of financing fees incurred with the $300 million credit agreement as if it had been effective from January 1, 1998 to November 24, 1998. Amounts are being amortized over a seven-year period, the life of the agreement.

(i) Penton acquired Donohue/Meehan Publishing Company on August 7, 1998. Reflects incremental interest expense on debt incurred to fund cash portion of purchase price as if Penton owned Donohue/Meehan Publishing Company from January 1, 1998 to August 7, 1998.

(j) The $300 million credit agreement became effective on November 24, 1998. Reflects incremental interest expense on the $300 million credit agreement as if it had been effective from January 1, 1998 to November 24, 1998 prior to and giving effect to (m) below. The interest rate used reflects the rates charged at December 31, 1998 of 7.79% for the $175 million term loan A and 8.54% for the $125 million term loan B.

(k) Reflects elimination of interest expense on all debt repaid with proceeds from the $300 million credit agreement.

(l) Reflects the elimination of amortization of finance fees related to the extinguishment of part of the senior debt with the proceeds from the offering completed in May 1999.

(m) Reflects the elimination of interest expense on amounts outstanding under the credit agreement repaid with proceeds from the common stock offering in May 1999. The interest rate used reflects the weighted average of the rates charged at December 31, 1998 of 7.79% for the $175 million term loan A and 8.54% for the $125 million term loan B.

(n) Penton acquired MFG Publishing Inc. on February 28, 1999. Reflects the operations of MFG Publishing Inc. from January 1, 1999 to the date of acquisition and, in 1998, as if a full year's operation's of MFG Publishing Inc. were recorded.

(o) Reflects incremental amortization of intangible assets resulting from the acquisition of MFG Publishing Inc. as if Penton owned MFG Publishing Inc. on January 1, 1998. Goodwill, based on preliminary purchase price allocation, has been amortized over a period of 40 years and other intangibles have been amortized over periods ranging from 3-15 years.

(p) Penton acquired New Hope Natural Media on May 27, 1999. Reflects incremental amortization of intangible assets resulting from the acquisition of New Hope Natural Media as if Penton owned New Hope Natural Media on January 1, 1998. Goodwill, based on preliminary purchase price allocation, has been amortized over a period ranging from 20 to 40 years and other intangibles have been amortized over periods ranging from 3-15 years.

(q) Reflects incremental amortization of finance fees incurred with the addition of the $15 million term loan B. Amounts are being amortized over a sever-year period, the life of the agreement.

--------------------------------------------------------------------------------
(r) Reflects the incremental provision for federal income taxes on the acquired companies previously taxes as subchapter S corporations or limited liability companies as well as federal and state income taxes related to the pro forma income statement adjustments noted above.

(s) Pro forma earnings per share is calculated by dividing net income by the average number of shares outstanding during the period. The average number of shares outstanding during the period is calculated as follows:


                                                                            December 31,    March 31,
                                                                               1998           1999
                                                                            ------------  -----------
                                                                                 (in thousands)
         Basic and Diluted:
                  Average number of shares outstanding                        21,882         22,782
                                                                              ======         ======

         Pro forma Basic and Diluted:
                  Average number of shares outstanding                        21,882         22,782
                  Shares issued in May 1999 offering                           6,430          6,430
                  Shares issued for New Hope Natural Media acquisition         2,102          2,102
                  To reflect Donohue/Meehan Publishing Company shares as
                    if issued January 1, 1998                                    900             --
                                                                              ------         ------
                                                                              31,314         31,314
                                                                              ======         ======

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                      PENTON MEDIA, INC.
                                                      ------------------
                                                         (Registrant)


                                           By:        /s/Joseph G. NeCastro
                                                      ---------------------
                                                      Joseph G. NeCastro
                                                      Chief Financial Officer
                                                      (Duly authorized officer
                                                      and Principal Financial
                                                      Officer)


Date:    August 10, 1999

                                 EXHIBIT INDEX
                                 -------------

Exhibit
  No.
-------

(2) Asset Purchase Agreement, dated as of May 18, 1999, by and among Penton Media, Inc., New Hope Communications, Inc. and R. Douglas Greene (incorporated by reference to Exhibit 99.2 to the Schedule 13D of New Hope Communications, Inc. and R. Douglas Greene, filed with the Commission on June 21, 1999). The registrant agrees to furnish supplementally to the Commission upon request a copy of any omitted schedule.

(23)      Consent of Independent Auditors